SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Check the appropriate box:

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[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))


                             Watkins-Johnson Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               Watkins-Johnson Company Employee Retention Program

As WJ has announced its intention to sell itself either in its entirety or as separate business segments, we want to assure you of the continued importance you each have to WJ, the products we produce, and the customers we support. We hope that the bonus programs described below will ensure that every employee will have an incentive to stay with WJ during these difficult times.

To participate in the following programs, or any other severance payments, you will be required to waive any claims against WJ. This waiver will be given to you at the time the entire company or your business unit is sold.

Enhanced Profit Sharing Package

Currently, every employee of Watkins-Johnson Company shares in a profit sharing bonus that pays a percentage of salary based on either group profit or WJ profit. Realizing that strong profitability is a large factor in creating value, WJ will double and annualize the profit sharing for each employee. This means that when the divestiture transaction for each employees' group closes or when the sale of all of WJ is complete, whichever comes first, using the regular profit sharing formula, WJ will compute the profit sharing percentage at the close of the transaction and then double and extend that percentage for all of 1999.

Transfer Bonus

We want to further reward those people who choose to stay with WJ until their group's transaction closes or until the sale of the entire company is complete, whichever comes first, and who then accept and begin employment with the company that purchases their group or the entire company. These people will receive a transfer bonus of two weeks base salary to be paid by WJ. The Transfer Bonus will require the confirmation to WJ that you have begun employment with the buyer of your group or the entire company.

RIF Protection

With the uncertainties of this period, we recognize the concern employees may have about the possible necessity for a reduction in force in selected job areas. To address this concern, in addition to the WJ Enhanced Severance package, any WJ employee not transferred to the new employer and RIF'd by WJ during the balance of 1999 will receive the doubled and annualized Enhanced Profit Sharing Bonus described above. This RIF protection will not be applicable in circumstances in which the transfer bonus would apply.

           The purpose of this document is to summarize the retention program and is informational only.
              Formal documents will be distributed at a later date.


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                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

The following individuals, all of whom are directors or executive officers of Watkins-Johnson Company, may be deemed participants in the solicitation of proxies on behalf of Watkins-Johnson's Board of Directors: Dean A. Watkins
(Chairman of the Board of Directors of Watkins-Johnson); H. Richard Johnson (Vice Chairman of the Board of Directors of Watkins-Johnson); W. Keith Kennedy, Jr. (President and Chief Executive Officer of Watkins-Johnson); John J. Hartmann (Financial Consultant); Raymond F. O'Brien (Business Consultant); William R. Graham (Chairman of the Board and President, National Security Research, Inc.); Gary M. Cusumano (President, The Newhall Land and Farming Company); Robert L. Prestel (Business and Management Consultant); Scott G. Buchanan (Vice President, Chief Financial Officer and Treasurer of Watkins-Johnson); and Frank E. Emery (Vice President, Corporate Planning and Communications of Watkins-Johnson).

Dr. Watkins is the beneficial owner of 258,020 shares of Watkins-Johnson's Common Stock individually and through the Watkins Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Johnson is the beneficial owner of 39,259 shares of Common Stock, individually and through the Johnson Family Trust (including 9,000 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Kennedy is the beneficial owner of 353,091 shares (including 282,200 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Hartmann is the direct beneficial owner of 20,120 shares (including 19,520 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. O'Brien is the direct beneficial owner of 22,420 shares (including 16,420 shares subject to stock options exercisable within 60 days of December 31, 1998). Dr. Graham is the beneficial owner of 26,950 shares, individually and through his spouse (including 26,650 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Cusumano is the direct beneficial owner of 12,993 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Prestel is the direct beneficial owner of 12,793 shares (including 12,493 shares subject to stock options exercisable within 60 days of December 31, 1998). Mr. Buchanan is the beneficial owner of 63,224 shares (including 50,590 shares subject to options exercisable within 60 days of December 31, 1998). Dr. Emery is the beneficial owner of 24,946 shares (including 12,833 shares issuable upon options exercisable within 60 days of December 31, 1998). The foregoing share ownership numbers are as of December 31, 1998.

Dr. Kennedy is a party to an employment agreement with Watkins-Johnson which provides for employment until March 2001. The employment agreement provides for, among other things, certain payments and the continuation of certain benefits upon a "change in control" of Watkins-Johnson as defined in such agreement.

Mr. Buchanan and Dr. Emery are parties to employment agreements with Watkins-Johnson which provide for, among other things, certain payments upon termination of employment without cause. Mr. Buchanan and Dr. Emery are also parties to severance agreements with Watkins-Johnson which provide for, among other things, certain payments and the continuation of certain benefits upon a "change in control" of Watkins-Johnson as defined in their respective agreements. In addition, under the company-wide retention program adopted by Watkins-Johnson in connection with the Board's decision to pursue a sale of the Company, Mr. Buchanan



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and Dr. Emery would be entitled to receive (i) enhanced profit sharing and bonus payments if they are employed by Watkins-Johnson at the time it is sold and (ii) transfer bonuses if their employment continues following the sale.

Drs. Watkins and Johnson are parties to consulting agreements with the Company. Under the agreements, Drs. Watkins and Johnson receive annual fees of $265,000 and $125,000, respectively, in addition to their regular directors' fees described below.

Each Watkins-Johnson nonemployee director receives an annual fee of $21,600 and a fee of $300 for attending each meeting of the Board of Directors or Committee of the Board of Directors.

Each nonemployee director also participates in Watkins-Johnson's 1989 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides for each nonemployee director to receive a stock option to purchase 3,000 shares of Common Stock annually. In addition, the Nonemployee Directors Plan provides that new directors will, upon election by the shareowners, receive an automatic, one-time option grant to purchase 3,000 shares of Common Stock.

Watkins-Johnson's directors' retirement plan provides that each director who has completed at least five years of active service as a director, upon retirement from the Board, will receive one-half of his or her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

Watkins-Johnson has engaged CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to act as its financial advisor in connection with certain extraordinary corporate transactions involving Watkins-Johnson, for which Watkins-Johnson has agreed to pay CIBC Oppenheimer certain fees and to reimburse CIBC Oppenheimer for out-of-pocket expenses related to its services. In addition, Watkins-Johnson has agreed to indemnify CIBC Oppenheimer and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. CIBC Oppenheimer is an investment banking firm that provides a full range of financial services for institutional and individual clients. In connection with CIBC Oppenheimer's role as financial advisor to Watkins-Johnson, certain employees of CIBC Oppenheimer may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Watkins-Johnson. CIBC Oppenheimer does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning CIBC Oppenheimer. In the ordinary course of business, CIBC Oppenheimer and its affiliates regularly buy and sell securities, including securities of Watkins-Johnson, for their own account and for the accounts of customers, which transactions may result from time to time in CIBC Oppenheimer having a net long or net short position in the securities of Watkins-Johnson or option contracts or other derivatives in or relating to such securities. As of February 23, 1999, CIBC Oppenheimer beneficially owned less than 1% of Watkins-Johnson's outstanding common stock.